Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports First Quarter Results

ONEONTA, Alabama (May 4, 2006) - Otelco Inc. (AMEX: OTT; TSE: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, today announced results for its first quarter ended March 31, 2006. Key quarterly highlights for Otelco include:

•	Total revenues of $11.5 million.
•	Operating income of $4.4 million.
•	Net income of $0.2 million.
•	Net income per basic and diluted share of $0.03 and $0.02 respectively.

“This past quarter was a very busy and productive time for us,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Since our last earnings release in February 2006, we signed a definitive agreement to purchase Mid-Maine Communications, received, as expected, a $3.1 million distribution from the Rural Telephone Bank dissolution and introduced a new bundled services offering to our residential customers in Alabama.

“Our operating results for the first quarter of 2006 were in line with our expectations, with revenue declining by $0.5 million as compared to the first quarter of 2005. This decline is primarily attributable to a decrease in access revenue as we received nonrecurring access revenue of $0.3 million in 2005,” Weaver continued. “The other significant difference is in our dividend income from CoBank, which decreased from $0.3 million in 2005 to $0.1 million in 2006.

“We were pleased with our subscriber operating metrics for this quarter,” said Weaver. “Our team continued to have significant success in slowing the decline of basic access lines while growing digital high-speed Internet penetration and subscribers to our cable and long distance services. The introduction of our first service bundles including unlimited calling was very well received with over 13% of our Alabama residential customers signing up in the first month.

“Digital high-speed Internet access grew 14.1% in the quarter, while our long distance subscribers increased 8.2% in the quarter. We slowed the quarterly decline of basic access lines to 0.6% in the quarter and of dial-up Internet to 4.0%,” added Weaver. “We intend to utilize the cash received in April from the Rural Telephone Bank dissolution for capital expenditures related to future new services for our customers and cash on the balance sheet.

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Otelco Reports First Quarter Results

May 4, 2006

“The agreement to add Mid-Maine Communications to the Otelco family of companies as our sixth acquisition in eight years was announced last month,” noted Weaver. “Mid-Maine, headquartered in Bangor, Maine, has approximately 18,500 access lines in its RLEC and CLEC operations and offers a complete suite of voice, data, Internet and long distance services. Mid-Maine reported revenues of $22.1 million in 2005 and $5.6 million in the first quarter of 2006, an increase of 5.2% over first quarter 2005. The transaction will be funded with additional bank debt by refinancing and increasing the size of our existing senior credit facility. We anticipate that, in connection with the refinancing, the interest rate terms of the credit facility will be lowered.

“This opens new territory for us, both geographically and in our service offerings,” Weaver continued. “Following consummation of the Mid-Maine acquisition, we will remain focused on executing our business plan and improving cash flows from the combined businesses, allowing us to continue to return cash to our shareholders. On March 30, 2006, Otelco paid $4.3 million to its IDS holders. This represented our fifth consecutive quarterly distribution payment of interest and dividends of approximately $0.420 per Income Deposit Security (IDS).”

Distribution to IDS Holders
Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting. For the second quarter of 2006, the Board is meeting on May 10, 2006. The scheduled interest and any dividend declared will be paid on June 30, 2006 to holders of record as of the close of business on June 15, 2006. The interest payment covers the period from March 30, 2006 through June 29, 2006.

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Otelco Reports First Quarter Results

May 4, 2006

First Quarter 2006 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	1Q 2005	1Q 2006	Amount	Percent

Revenues	$12,027	$11,513	$(514)	(4.3)%
Operating income	$4,793	$4,356	$(437)	(9.1)%
Interest expense	$(3,978)	$(4,206)	$(228)	5.7%
Net income available to stockholders	$829	$245	$(584)	(70.4)%
Basic net income per share	$0.09	$0.03	$(0.06)	(66.7)%
Diluted net income per share	$0.06	$0.02	$(0.04)	(66.7)%

Adjusted EBITDA(a)	$7,464	$6,883	$(581)	(7.8)%
Capital expenditures	$1,134	$1,159	$25	2.2%

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended March 31,
Adjusted EBITDA	2005	2006
Net Income	$829	$245
Add: Depreciation	1,921	1,917
Interest Expense	3,978	4,206
Income Tax Expense	427	161
Accretion Expense	111	111
Change in Fair Value of Derivative Liability	(278)	(180)
Loan Fees	31	28
Amortization - Loan Cost	329	343
Amortization - Intangibles	116	52
Adjusted EBITDA	$7,464	$6,883

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income. Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP). While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage. The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports First Quarter Results

May 4, 2006

	Year End	First Quarter
Key Operating Statistics	2005	2006	% Change
Access line equivalents (1)
Residential access lines	24,541	24,491	(0.2)%
Business access lines	8,036	7,877	(2.0)%
Access lines	32,577	32,368	(0.6)%
Digital high-speed lines	5,962	6,800	14.1%
Total access line equivalents	38,539	39,168	1.6%

Long distance customers	14,438	15,618	8.2%
Cable television customers	4,220	4,236	0.4%
Dial-up internet customers	12,149	11,659	(4.0)%

(1) We define access line equivalents as access lines, cable modems, and digital subscriber lines.

FINANCIAL DISCUSSION FOR FIRST QUARTER 2006

Revenues
Total revenues declined 4.3% in the first three months of 2006 to $11.5 million from $12.0 million in the first three months of 2005. Revenue from subscriber based services increased, offset by a decline in access revenue. Local service revenue in the first three months of 2006 declined 3.9% to $3.5 million from $3.6 million in the first three months of 2005. Access lines decreased at an annual rate of 2.6% primarily from the completion of one customer’s technology conversion. Network access revenue in the first three months of 2006 declined 10.2% to $5.1 million from $5.7 million in the first three months of 2005, primarily due to nonrecurring access revenue in 2005. Long distance and other telephone services revenue in the first three months of 2006 remained constant at $0.8 million compared to the first three months of 2005. Cable television revenue in the first three months of 2006 remained constant at $0.5 million compared to the first three months of 2005. Internet revenue in the first three months of 2006 increased 8.9% to $1.5 million from $1.4 million in the first three months of 2005. This increase includes the addition of almost 2,800 new high-speed Internet customers in the last twelve months.

Operating Expenses
Operating expenses in the first three months of 2006 decreased 1.1% to slightly less than $7.2 million from slightly more than $7.2 million the first three months of 2005. Cost of services increased 4.0% to $3.2 million in the first three months of 2006 from $3.1 million in the first three months of 2005, primarily due to higher Internet and cable subscribers. Selling, general and administrative expenses decreased 7.9% to $1.7 million in the first three months of 2006 from $1.8 million in the first three months of 2005, reflecting changes made during fourth quarter 2005. Depreciation and amortization decreased 2.3% to $2.3 million in the first three months of 2006 from $2.4 million in the first three months of 2005.

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Otelco Reports First Quarter Results

May 4, 2006

Interest Expense
Interest expense increased 5.7% to $4.2 million in the first three months of 2006 from $4.0 million in the first three months of 2005. Increased amortization of costs associated with an interest rate cap on our existing credit facility was primarily responsible for the increase.

Adjusted EBITDA
Adjusted EBITDA for the quarter was $6.9 million, a decrease of 7.8% from $7.5 million in the first quarter of 2005 primarily driven by lower net income. See financial tables for a reconciliation of Adjusted EBITDA to net income.

Subsequent Events
Otelco received $3.1 million in April to redeem its shares as part of the dissolution of the Rural Telephone Bank by the United States Department of Agriculture. The Company will use a portion of the after tax proceeds to accelerate capital spending in its telephone and cable networks to speed the introduction of potential new revenue producing services.

Otelco announced on April 10, 2006 that it signed a definitive agreement to purchase Mid-Maine Communications for $37.8 million in cash. Regulatory concurrence has been requested from the Federal Communications and the Maine Public Utilities Commission for the merger. During first quarter of 2006, Mid-Maine indicates that it generated total revenues of $5.6 million, a 5.2% increase over the same period in 2005. Subscriber changes during the first quarter are reported in the following table:

Mid-Maine Communications	2005	2006	% Change
Access line equivalents (1)
Rural access lines	6,207	6,162	(0.7)%
Competitive access lines	12,329	13,126	6.5%
Access lines	18,536	19,288	4.1%
Digital high-speed lines	2,363	2,609	10.4%
Total access line equivalents	20,899	21,897	4.8%

Dial-up internet customers	13,641	12,618	(7.5)%

(1) Mid-Maine defines access line equivalents as access lines plus digital subscriber lines.

The merger is expected to close during third quarter.

First Quarter Earnings Conference Call
Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Friday, May 5, 2006, at 11:00 a.m. ET. To participate in the call, dial 913-981-5509 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at http://www3.otelco.net/index.html or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, a replay will be available for 30 days and may be accessed by calling 719-457-0820 and using the passcode 7232047. An audio archive will be available, shortly after the call, on the Company's website at http://www3.otelco.net/index.html or www.earnings.com for approximately 30 days.

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Otelco Reports First Quarter Results

May 4, 2006

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama and Missouri. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 39,000 access lines, cable modems and digital subscriber lines, which are collectively referred to as access line equivalents, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates five incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter Results

May 4, 2006

OTELCO, INC.
Consolidated Balance Sheets
	As of	As of
	December 31, 2005	March 31, 2006
Assets		(unaudited)
Current Assets
Cash and cash equivalents	$5,569,233	$5,586,214
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $163,028 and
$162,350 respectively	1,212,909	1,144,124
Unbilled revenue	1,828,104	1,799,377
Other	1,482,171	1,572,714
Materials and supplies	932,861	929,556
Prepaid expenses	504,256	513,345
Income tax receivables	749,591	749,591
Deferred income taxes	872,675	872,675
Total current assets	13,151,800	13,167,596

Property and equipment, net	44,555,611	43,803,951
Goodwill	119,431,993	119,431,993
Intangible assets, net	1,588,079	1,536,655
Investments	1,108,249	973,313
Deferred financing costs	6,971,610	6,628,173
Interest rate cap	5,318,728	6,032,219
Deferred charge - acquisition	--	14,890
Total assets	$192,126,070	$191,588,790

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,106,114	$826,515
Accrued expenses	1,692,841	2,038,733
Advanced billings and payments	1,204,680	1,253,810
Customer deposits	213,524	222,539
Total current liabilities	4,217,159	4,341,597

Deferred income taxes	15,345,890	15,345,890
Other liabilities	192,769	184,538
Total deferred tax and other liabilities	15,538,659	15,530,428

Long-term notes payable, net of current portion	161,075,498	161,075,498
Derivative liability	1,830,095	1,650,353
Class B common convertible to senior subordinated notes	3,655,454	3,766,186

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares issued and outstanding 9,676,733 shares	96,767	96,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding 544,671 shares	5,447	5,447
Additional paid in capital	5,613,703	3,908,179
Retained earnings (deficit)	(805,731)	(561,137)
Accumulated other comprehensive	899,019	1,775,472
Total stockholders’ equity	5,809,205	5,224,728

Total liabilities and stockholders’ equity	$192,126,070	$191,588,790

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Otelco Reports First Quarter Results

May 4, 2006

OTELCO, INC.
Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2005	2006
Revenues
Local service	$3,643,645	$3,501,885
Network access	5,729,307	5,145,055
Long distance and other telephone services	784,980	828,868
Cable television	496,118	542,506
Internet	1,373,045	1,495,083
Total revenues	12,027,095	11,513,397

Operating expenses
Cost of services and products	3,055,324	3,176,442
Selling, general and administrative expenses	1,813,170	1,669,586
Depreciation and amortization	2,365,206	2,311,779
Total operating expenses	7,233,700	7,157,807

Income from operations	4,793,395	4,355,590

Other income (expense)
Interest expense	(3,977,791)	(4,206,037)
Change in fair value of derivative	277,783	179,741
Other income	273,477	187,239
Total other expense	(3,426,531)	(3,839,057)

Income before income taxes	1,366,864	516,533

Income tax expense	(426,920)	(161,210)

Income before accretion expense	939,944	355,323

Accretion of Class B common convertible to senior
subordinated notes	(110,732)	(110,732)
Net income available to common stockholders	829,212	244,591

Weighted average shares outstanding:
Basic	9,676,733	9,676,733
Diluted	$10,221,404	$10,221,404
Basic net income per share	$$0.09	$$0.03
Diluted net income per share	$$0.06	$$0.02
Dividends declared per share	$$0.18	$$0.18

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